SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


         INFORMATION STATEMENT PURSUANT TO RULES 13d-1(b), (c) AND (d)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                ASE Test Limited
                                ----------------
                                (Name of Issuer)


                                Ordinary Shares
                                ---------------
                           par value $0.25 per share
                         (Title of Class of Securities)


                                  Y02516 10 5
                                  -----------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

CUSIP No.  Y02516 10 5                   13G                  Page 1 of 5 Pages
-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         J&R HOLDING LIMITED
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)[ ]
                                                                         (b)[X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

-------------------------------------------------------------------------------
                                       5     SOLE VOTING POWER
                                                38,902,740

                 NUMBER OF             -----------------------------------------
                  SHARES               6     SHARED VOTING POWER
               BENEFICIALLY                     -0-
                 OWNED BY
               EACH PERSON             -----------------------------------------
                   WITH                7     SOLE DISPOSITIVE POWER
                                                38,902,740

                                       ----------------------------------------
                                       8     SHARED DISPOSITIVE POWER
                                                -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         38,902,740

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         42.6%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         HC

-------------------------------------------------------------------------------

CUSIP No.  Y02516 10 5                   13G                  Page 2 of 5 Pages
-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         ASE Holding Limited
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)[ ]
                                                                         (b)[X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

-------------------------------------------------------------------------------
                                       5     SOLE VOTING POWER
                                                7,868,000

                 NUMBER OF             -----------------------------------------
                  SHARES               6     SHARED VOTING POWER
               BENEFICIALLY                     -0-
                 OWNED BY
               EACH PERSON             -----------------------------------------
                   WITH                7     SOLE DISPOSITIVE POWER
                                                7,868,000

                                       ----------------------------------------
                                       8     SHARED DISPOSITIVE POWER
                                                -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,868,000

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.6%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         HC

-------------------------------------------------------------------------------

CUSIP No.  Y02516 10 5                   13G                  Page 3 of 5 Pages
-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Advanced Semiconductor Engineering, Inc.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)[ ]
                                                                         (b)[X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Taiwan, Republic of China

-------------------------------------------------------------------------------
                                       5     SOLE VOTING POWER
                                                46,770,740

                 NUMBER OF             -----------------------------------------
                  SHARES               6     SHARED VOTING POWER
               BENEFICIALLY                     -0-
                 OWNED BY
               EACH PERSON             -----------------------------------------
                   WITH                7     SOLE DISPOSITIVE POWER
                                                46,770,740

                                       ----------------------------------------
                                       8     SHARED DISPOSITIVE POWER
                                                -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         46,770,740

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.2%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         CO

-------------------------------------------------------------------------------

CUSIP No.  Y02516 10 5                   13G                  Page 4 of 5 Pages
-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         ASE Enterprises Limited
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)[ ]
                                                                         (b)[X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Hong Kong

-------------------------------------------------------------------------------
                                       5     SOLE VOTING POWER
                                                -0-

                 NUMBER OF             -----------------------------------------
                  SHARES               6     SHARED VOTING POWER
               BENEFICIALLY                     46,770,740
                 OWNED BY
               EACH PERSON             -----------------------------------------
                   WITH                7     SOLE DISPOSITIVE POWER
                                                -0-

                                       ----------------------------------------
                                       8     SHARED DISPOSITIVE POWER
                                                46,770,740

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         46,770,740

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.2%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         CO

-------------------------------------------------------------------------------

CUSIP No.  Y02516 10 5                   13G                  Page 5 of 5 Pages
-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Chang Yao Hung-ying
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)[ ]
                                                                         (b)[X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Taiwan, Republic of China

-------------------------------------------------------------------------------
                                       5     SOLE VOTING POWER
                                                263,012

                 NUMBER OF             -----------------------------------------
                  SHARES               6     SHARED VOTING POWER
               BENEFICIALLY                     46,770,740
                 OWNED BY
               EACH PERSON             -----------------------------------------
                   WITH                7     SOLE DISPOSITIVE POWER
                                                263,012

                                       ----------------------------------------
                                       8     SHARED DISPOSITIVE POWER
                                                46,770,740

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         47,033,752

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.5%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
         IN

-------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

ASE Test Limited (the "Company")


Item 1(b). Address of Issuer's Principal Executive Offices:

10 West Fifth Street
Nantze Export Processing Zone
Kaohsiung, Taiwan
Republic of China


Item 2(a). Name of Person Filing:

J&R Holding Limited ("J&R Holding), ASE Holding Limited ("ASE Holding"), Advanced Semiconductor Engineering Inc. ("ASE Inc."), ASE Enterprises Limited ("ASEE"), Chang Yao Hung-ying.


Item 2(b). Address of Principal Business Office or, if None, Residence:

The business address of J&R Holding is: Cedar House, 41 Cedar Avenue, Hamilton, Bermuda HM12

The business address of ASE Holding is: Cedar House, 41 Cedar Avenue, Hamilton, Bermuda HM12

The business address of ASE Inc. is: 26 Chin Third Road, Nantze Export Processing Zone, Kaohsuing, Taiwan, Republic of China.

The business address of ASEE is: 1408 Worldwide House, 19 Des Voeux Road Central, Central, Hong Kong.

The business address of Chang Yao Hung-ying is: 10th Floor, No. 420 Keelung Road, Section 1, Taipei, Taiwan, republic of China.


Item 2(c). Citizenship:

J&R Holding is incorporated under the laws of Bermuda.

ASE Holding is incorporated under the laws of Bermuda.

ASE Inc. is incorporated under the laws of Taiwan, Republic of China.

ASEE is incorporated under the laws of Hong Kong.

Chang Yao Hung-ying is a citizen of Taiwan, Republic of China.

Item 2(d). Title of Class of Securities:

This statement relates to the Company's ordinary shares, par value $0.25 per share ("Shares").


Item 2(e). CUSIP Number:

Y02516 10 5


Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act;

(b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership.

     (a), (b) and (c)

     J&R Holding owns 38,902,740 Shares, representing approximately 42.6% of the outstanding Shares. J&R Holding has sole power to vote and to dispose of 38,902,740 Shares.

     ASE Holding owns 7,868,000 Shares, representing approximately 8.6% of the outstanding Shares. ASE Holding has sole power to vote and to dispose of 7,868,000 Shares.

     ASE Inc., through its 100% ownership of J&R Holding and ASE Holding, beneficially owns 46,770,740 Shares, representing approximately 51.2% of the outstanding Shares. In effect, ASE Inc. has sole power to vote and to dispose of 46,770,740 Shares.

     ASEE beneficially owns 46,770,740 Shares through ASE Inc., representing approximately 51.2% of the outstanding Shares. ASEE owns 21.6% of ASE Inc. In effect, ASEE has shared power to vote and to dispose of 46,770,740 Shares.

     Chang Yao Hung-ying beneficially owns 47,033,752 Shares through ASEE and direct ownership of Shares and convertible options, representing approximately 51.5% of the outstanding Shares. ASEE is wholly owned by Chang Yao Hung-ying. Chang Yao Hung-ying, in addition to the Shares she beneficially owns through ASEE, directly owns 3,012 Shares. Furthermore, under the Company's share option plans, Chang Yao Hung-ying owns options convertible into 260,000 Shares. In effect, Chang Yao Hung-ying has and will have sole power to vote and to dispose of 263,012 Shares and shared power to vote and dispose of 47,033,752 Shares.


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 9, 2001

                                        J&R HOLDING LIMITED

                                        By:   /s/ Joseph Tung
                                           ----------------------------
                                           Name:  JOSEPH TUNG
                                           Title: Director


                                        ASE HOLDING LIMITED

                                        By:   /s/ Joseph Tung
                                           ----------------------------
                                           Name:  JOSEPH TUNG
                                           Title: Director


                                        ADVANCED SEMICONDUCTOR ENGINEERING, INC.

                                        By:   /s/ Joseph Tung
                                           ----------------------------
                                           Name:  JOSEPH TUNG
                                           Title: Director


                                        ASE ENTERPRISES LIMITED

                                        By:   /s/ Chien-Shen Chang
                                           ----------------------------
                                           Name:  CHIEN-SHEN CHANG
                                           Title: Director


                                        By:  /s/ Chang Yao Hung-ying
                                           ----------------------------
                                           Name: CHANG YAO HUNG-YING